Exhibit 99.8

Consent of Matrix Private Equities, Inc.

January 19, 2005

Board of Directors

DIMON Incorporated

512 Bridge Street

Danville, Virginia 245411

Gentlemen:

We hereby consent to the inclusion in the Registration Statement on Form S-4 of DIMON Incorporated relating to the proposed merger of DIMON Incorporated and Standard Commercial Corporation, of our opinion letter regarding the merger appearing as Annex E to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions: “SUMMARY - Fairness Opinions From Our Financial Advisors;” “DIMON PROPOSAL ONE AND STANDARD PROPOSAL ONE: THE MERGER;” “OPINIONS AND PRESENTATIONS OF FINANCIAL ADVISORS.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Matrix Private Equities, Inc.